Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information, call:
Timothy R. Horne—Sr. Vice President—Finance
Dover, Delaware, July 26, 2007	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS

FOR THE SECOND QUARTER ENDED JUNE 30, 2007

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months ended June 30, 2007.

Net earnings improved 5.2% to $6,404,000 compared with $6,090,000 for the second quarter of 2006.

Net earnings per diluted share were $.20 compared with $.19 per diluted share in 2006, a 5.3% improvement as a result of the aforementioned increase in net earnings.

The Company’s revenues increased to $57,868,000 compared with $56,831,000 for the second quarter of 2006.  Gaming revenues, which include video lottery win and harness racing commissions, increased 1.3%, entirely from increased video lottery win compared with the second quarter of 2006.

Occupancy levels in the Dover Downs Hotel and Conference Center remained strong, averaging approximately 98% for the second quarter.  Construction continues on the previously announced expansion to the Dover Downs Hotel, which is expected to be complete by the end of September.  The expansion will more than double the number of hotel rooms to 500, including eleven spa suites, and the luxurious Toppers Spa Salon at the Dover Downs Hotel.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “We are pleased with our results for the second quarter, especially given the very competitive operating environment.  We were able to grow our slot win during a quarter in which not many established properties in our region experienced growth.”

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.045 per share. The dividend is payable on September 10, 2007 to shareholders of record at the close of business on August 10, 2007.

The Company began construction on “The Colonnade”, its Phase VI casino expansion, in June of 2007.  The expansion will add approximately 70,000 square feet of casino, restaurant and retail space, and is expected to be complete in August 2008.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots — a 97,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center — featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
In Thousands, Except Per Share Amounts
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30,
	2007	2006	2007	2006
Revenues:
Gaming (1)	$53,303	$52,634	$110,275	$108,121
Other operating (2)	4,565	4,197	8,224	7,982
	57,868	56,831	118,499	116,103
Expenses:
Gaming	39,292	38,662	81,143	80,109
Other operating	4,001	3,746	7,281	7,091
General and administrative	1,534	1,548	3,104	3,187
Depreciation	1,735	1,739	3,477	3,476
	46,562	45,695	95,005	93,863

Operating earnings	11,306	11,136	23,494	22,240

Interest expense	451	797	975	1,441

Earnings before income taxes	10,855	10,339	22,519	20,799

Income taxes	4,451	4,249	9,234	8,546

Net earnings	$6,404	$6,090	$13,285	$12,253

Net earnings per common share:
—Basic	$0.20	$0.19	$0.41	$0.38
—Diluted	$0.20	$0.19	$0.41	$0.37

Weighted average shares outstanding:
—Basic	32,341	32,141	32,321	32,540
—Diluted	32,783	32,846	32,716	33,134

(1)             Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)             Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
In Thousands
(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS

Current assets:
Cash	$17,756	$20,020
Accounts receivable	2,553	4,325
Due from State of Delaware	5,634	10,972
Inventories	1,749	1,765
Prepaid expenses and other	2,433	1,838
Receivable from Dover Motorsports, Inc.	38	—
Prepaid income taxes	331	128
Deferred income taxes	1,346	1,247
Total current assets	31,840	40,295

Property and equipment, net	159,509	132,732
Total assets	$191,349	$173,027

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$11,009	$8,173
Purses due horsemen	4,567	8,899
Accrued liabilities	9,014	11,198
Payable to Dover Motorsports, Inc.	—	9
Deferred revenue	112	37
Total current liabilities	24,702	28,316

Revolving line of credit	69,875	59,425
Liability for pension benefits	2,565	2,640
Deferred income taxes	5,174	5,387
Total liabilities	102,316	95,768

Stockholders’ equity:
Common stock	1,564	1,542
Class A common stock	1,700	1,700
Additional paid-in capital	2,175	769
Retained earnings	84,082	73,736
Accumulated other comprehensive loss	(488)	(488)
Total stockholders’ equity	89,033	77,259
Total liabilities and stockholders’ equity	$191,349	$173,027

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
In Thousands
(Unaudited)

	Six Months Ended
	June 30,
	2007	2006

Operating activities:
Net earnings	$13,285	$12,253
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	3,477	3,476
Amortization of credit facility origination fees	18	22
Stock-based compensation	454	401
Deferred income taxes	(312)	(71)
Changes in assets and liabilities:
Accounts receivable	1,772	2,640
Due from State of Delaware	5,338	4,397
Inventories	16	10
Prepaid expenses and other	(613)	(493)
Receivable from/payable to Dover Motorsports, Inc.	(47)	14
Prepaid income taxes/income taxes payable	(203)	(3,891)
Accounts payable	(566)	625
Purses due horsemen	(4,332)	(3,938)
Accrued liabilities	(2,184)	(4,204)
Deferred revenue	75	35
Other liabilities	(75)	—
Net cash provided by operating activities	16,103	11,276

Investing activities:
Capital expenditures	(26,852)	(5,855)
Net cash used in investing activities	(26,852)	(5,855)

Financing activities:
Borrowings from revolving line of credit	93,605	147,325
Repayments of revolving line of credit	(83,155)	(115,300)
Dividends paid	(2,939)	(2,591)
Repurchase of common stock	(119)	(35,042)
Proceeds from stock options exercised	1,030	349
Excess tax benefit on stock awards	63	50
Net cash provided by (used in) financing activities	8,485	(5,209)

Net (decrease) increase in cash	(2,264)	212
Cash, beginning of period	20,020	19,986
Cash, end of period	$17,756	$20,198